EXHIBIT 5.1(a)

GRACIN & MARLOW, LLP.

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

Facsimile: (212) 208-4657

August 10, 2015

The Board of Directors

Synthetic Biologics, Inc.

155 Gibbs Street, Suite 412

Rockville, MD 20850

Re:	Synthetic Biologics, Inc. Form S-3

Gentlemen:

We have acted as counsel to Synthetic Biologics, Inc., a Nevada corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement ”), covering the offer and sale of the following securities warrants to purchase 7,029,808 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company that were issued to the investors pursuant to subscription agreements dated October 10, 2014 (the “Warrants”), as well as the shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

The Warrants constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Act”). We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus that forms a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP
Gracin & Marlow, LLP